Contractor Name: Robert Gargus
Effective Date: June 24, 2013

Exhibit 10.78
ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT is between Applied Micro Circuits Corporation, a Delaware corporation having its principal place of business at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its subsidiaries, successors or assignees (“Client”), and the undersigned Robert Gargus, an individual residing at (“Contractor”).

A.	Client and Contractor are parties to an Employment Letter Agreement dated September 14, 2005, as amended to date (the “Employment Agreement”).

B.	By mutual agreement of Client and Contractor, Contractor resigned his employment with Client effective as of June 24, 2013.

C.	In connection with such resignation, Client and Contractor entered into a Separation Agreement dated effective as of the resignation date (“Separation Agreement”).

D.
At this time Client desires to procure from Contractor, and Contractor desires to provide to Client, certain advisory services as an independent contractor during the twelve month period following the Effective Date.

1.ENGAGEMENT OF SERVICES. During the period commencing on the Effective Date and ending on the first anniversary thereof (the “Term”), Contractor shall perform the services specified in Exhibit A attached hereto and made a part hereof. All such services and deliverables set forth in Exhibit A, as well as all tangible and intangible results of Contractor’s performance of services pursuant hereto, are herein referred to, individually and collectively, as the “Projects”. The manner and means by which Contractor chooses to complete the Projects are in Contractor's sole discretion and control. Contractor agrees to exercise the highest degree of professionalism, and to utilize his expertise and creative talents in completing such Projects. In completing the Projects, Contractor agrees to provide his own equipment, tools and other materials at his own expense. Client will make its facilities and equipment available to Contractor when necessary, in each case at mutually approved times. Contractor shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards. Contractor may not subcontract or otherwise delegate his obligations under this Agreement without Client's prior written consent.
2.    COMPENSATION. Client will pay Contractor a fee for services rendered under this Agreement as set forth in Exhibit A. Contractor will be reimbursed for any reasonable expenses incurred in connection with the performance of services under this Agreement provided Contractor submits verification of such expenses as Client may require. Client will reimburse Contractor for previously approved expenses within thirty (30) days of the date of Contractor’s invoice.
3.    INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor’s relationship with Client will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor is not the agent of Client and is not authorized to make any representation, contract, or commitment on behalf of Client. Contractor will not be entitled to any of the benefits that Client may make available to its employees, such as group insurance, profit-sharing or retirement benefits, except as expressly set forth in the Separation Agreement. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. Client will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Contractor is an independent contractor, Client will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Contractor’s behalf. Contractor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contractor under this Agreement. Contractor hereby agrees to indemnify and defend Client against any and all such taxes or contributions, including penalties and interest.

4.	TRADE SECRETS - INTELLECTUAL PROPERTY RIGHTS.
4.1    Proprietary Information. Contractor agrees during the term of this Agreement and thereafter that he will take all steps reasonably necessary to hold Client’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Client’s express written consent on a case-by-case basis. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs

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and techniques (hereinafter, “Inventions”); (b) unpublished information relating to business plans, budgets, financial statements, accounting matters, prices and costs, investments, licenses, suppliers, customers, research, development, new products, marketing, sales and support; (c) information regarding the skills and compensation of Client’s directors, officers, employees and contractors; and (d) the terms and conditions of this Agreement and the Separation Agreement. Notwithstanding the other provisions of this Agreement, nothing received by Contractor will be considered to be Client Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Contractor from an unaffiliated third party without confidential limitations; or (3) it was known to Contractor prior to its first receipt from Client.
4.2    Third Party Information. Contractor understands that Client has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Client’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Contractor agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Client personnel who need to know such information in connection with their work for Client) or to use, except in connection with Contractor’s work for Client, Third Party Information unless expressly authorized in writing by an officer of Client.
4.3    No Conflict of Interest. Contractor agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Contractor’s obligations under this Agreement or the scope of services rendered for Client. Contractor further agrees not to disclose to Client, or bring onto Client’s premises, or induce Client to use any confidential information that belongs to anyone other than Client or Contractor.
4.4    Ownership of Client Work Product and Inventions. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Contractor agrees to disclose promptly in writing to Client, or any person designated by Client, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Contractor in the course of any work performed for Client (“Client Work Product”). Contractor agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Client.
4.5    Disclosure of Prior Work Product and Background Technology. Contractor represents that any Work Product relating to Client’s business or any Project which Contractor has made, conceived or reduced to practice at the time of signing this Agreement and which had not previously been assigned to Client (“Prior Work Product”) has been disclosed in writing to Client during the course of his prior employment with Client.
4.6    Assignment of Client Work Product. Contractor hereby irrevocably assigns to Client all right, title and interest worldwide in and to the Client Work Product and all applicable intellectual property rights related to the Client Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). As directed by Client, Contractor agrees to assign all of its right, title and interest in and to any Client Work Product to a Third Party, including without limitation the United States or any other government body or agency. Except as set forth below, Contractor retains no rights to use the Client Work Product and agrees not to challenge the validity of Client’s ownership in the Client Work Product. Contractor hereby grants to Client a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to distribute, reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import and offer for sale any Prior Work Product incorporated or used in the Client Work Product for the purpose of developing and marketing Client products.
4.7    Waiver or Assignment of Other Rights. If Contractor has any rights to the Client Work Product that cannot be assigned to Client, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client with respect to such rights, and agrees, at Client’s request and expense, to consent to and join in any action to enforce such rights. If Contractor has any right to the Client Work Product that cannot be assigned to Client or waived by Contractor, Contractor unconditionally and irrevocably grants to Client during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.
4.8    Assistance. Contractor agrees to cooperate with Client or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Client's rights in Client Work Product and to execute, when requested, any other documents deemed necessary by Client to carry out the purposes of this Agreement.
4.9    Enforcement of Proprietary Rights. Contractor will assist Client in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Client Work Product in any and all countries. To that end Contractor will execute, verify and deliver such documents and perform such other acts

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(including appearances as a witness) as Client may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Contractor will execute, verify and deliver assignments of such Proprietary Rights to Client or its designee. Contractor’s obligation to assist Client with respect to Proprietary Rights relating to such Client Work Product in any and all countries shall continue beyond the termination of this Agreement, but Client shall compensate Contractor at a reasonable rate after such termination for the time actually spent by Contractor at Client’s request on such assistance.
4.10    Execution of Documents. In the event Client is unable for any reason, after reasonable effort, to secure Contractor’s signature on any document needed in connection with the actions specified in the preceding Sections 4.8 and 4.9, Contractor hereby irrevocably designates and appoints Client and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Contractor. Contractor hereby waives and quitclaims to Client any and all claims, of any nature whatsoever, which Contractor now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Client.
5.    CONTRACTOR REPRESENTATIONS AND WARRANTIES. Contractor hereby represents and warrants that (a) the Client Work Product will be an original work of Contractor and not require an assignment of rights of any third parties; (b) Contractor will not grant, directly or indirectly, any rights or interest and whatsoever in the Client Work Product to third parties; (c) Contractor has full right and power to enter into and perform this Agreement without the consent of any third party.
6.    INDEMNIFICATION. Contractor will indemnify and hold harmless Client, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Contractor (a “Claim”) set forth in Section 5 of this Agreement, provided that Client gives Contractor written notice of any such Claim and Contractor has the right to participate in the defense of any such Claim at its expense.

7.	TERMINATION.
7.1    Termination by Client. Client may terminate this Agreement prior to completion of the Term at its convenience and without any breach by Contractor (a “Termination without Cause”) upon fifteen (15) days’ prior written notice to Contractor. In the event Client effects a

Termination without Cause prior to completion of the Term, subject to and conditioned upon Contractor executing and delivering Client’s standard form full general release agreement, the vesting of the RSU grant set forth in Section 6(ii) of Exhibit A will accelerate in full effective upon the termination date. Client may also terminate this Agreement immediately in its sole discretion upon Contractor’s material breach of Section 4, Section 7.3, Section 8.3 and/or Section 8.4. This Agreement shall automatically terminate on the first anniversary of the Effective Date.
7.2    Termination by Contractor. Contractor may terminate this Agreement at any time that there is no uncompleted Project Assignment in effect upon fifteen (15) days’ prior written notice to Client.
7.3    Noninterference with Business. During the term and for a period of two (2) years immediately following termination of this Agreement by either party, Contractor agrees (i) not to solicit or induce, directly or indirectly, any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Client, and (ii) not to solicit or induce, directly or indirectly, or provide any information or assistance to any third party or parties with respect to, an Acquisition (defined below) or a Change in Control (defined below) of Client, except in compliance with the express prior written request of Client. As used herein, “Acquisition” shall mean the merger, acquisition, stock purchase or sale of all or any substantial portion of the assets of Client, and “Change of Control” shall mean the removal of or failure to re-elect at least a majority of the current members of the Board of Directors of Client.
7.4    Return of Client Property. Upon termination of the Agreement or earlier as requested by Client, Contractor will deliver to Client any and all drawings, notes, memoranda, specifications, devices (other than the devices expressly transferred to Contractor under the Separation Agreement), formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Client Work Product, Third Party Information or Proprietary Information of Client. Contractor further agrees that any property situated on Client's premises and owned by Client, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Client personnel at any time with or without notice.

8.	ADDITIONAL COMPLIANCE COVENANTS AND CONSENTS
8.1    Government Contracts. In the event that Contractor shall perform services under this Agreement in connection with any Government contract in which Client may be the prime contractor or subcontractor, Contractor agrees to abide by all laws, rules and regulations relating thereto. To the extent that any such law, rule or regulation requires that a provision or clause be included in this Agreement, Contractor agrees that such provision or clause

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shall be added to this Agreement and the same shall then become a part of this Agreement.
8.2    Export Laws. Contractor agrees not to export, directly or indirectly, any U.S. source technical data acquired from Client or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.
8.3    FCPA. Contractor agrees to perform the Projects at all times in accordance with, and shall not violate nor permit any of its agents or representatives to violate, the terms or provisions of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption law of the United States or any foreign jurisdiction.
8.4    Non-Disparagement. Contractor agrees that, from and after the Effective Date, he will not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, subsidiaries, employees, agents or representatives. Notwithstanding the foregoing, nothing in this Section 8.4 or elsewhere in this Agreement shall prohibit Contractor from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, however, that Contractor must provide written notice to Client at least two business days prior to making any such statement or disclosure required by or under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 8.4.

9.	GENERAL PROVISIONS.
9.1    Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Client and Contractor agree that any dispute between them arising directly or indirectly out of the matters described in this Agreement shall be resolved by final and binding arbitration pursuant to and in accordance with the Arbitration Agreement attached as Exhibit B to the Separation Agreement.
9.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
9.3    No Assignment. This Agreement may not be assigned by Contractor without Client’s consent, and any such attempted assignment shall be void and of no effect.
9.4    Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given three (3) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown in the opening paragraph of this Agreement. Either party may change its mailing address by notice as provided by this section.
9.5    Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.
9.6    Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Client for which there may be no adequate remedy at law, and Client is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.
9.7    Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, Section 6, Section 7.3, Section 7.4, Section 8.4, and Section 9.
9.8    Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.
9.9    No Implied Contracts or Commitments. Contractor acknowledges and agrees that neither the entering into of this Agreement nor any of the terms or provisions hereof are intended to imply any long-

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term consulting arrangement with Client or any promise or commitment by Client or any of its subsidiaries to hire Contractor as an employee, upon completion of any of the Projects or at all. Any such subsequent employment relationship, if any, would be conditioned upon and subject to a separate written agreement duly executed by Client (or its subsidiary, as applicable) and Contractor.
9.10    Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Projects and services undertaken by Contractor for Client.
IN WITNESS WHEREOF, the parties have caused this Advisory Services Agreement to be executed as indicated below.

CLIENT:
APPLIED MICRO CIRCUITS CORPORATION
By:    _____________________________________
Name:    _____________________________________
Title:    _____________________________________

CONTRACTOR:
ROBERT GARGUS
_____/s/ Robert Gargus_________________________
Signature

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EXHIBIT A

PROJECT ASSIGNMENT

1.    Contractor’s principal Client contact:

Name: Paramesh Gopi
Title: Chief Executive Officer

2.	Services: Contractor will serve Client as a financial, accounting and regulatory compliance consultant during the term of this Agreement.

3.    Approximate time to be devoted to Client under this Agreement:

Effective Date to December 31, 2013: Five (5) hours per week
January 1, 2014 to Expiration of Term: Three (3) hours per week

4.	No-Conflict:
Contractor shall promptly disclose all material business activities/engagements of Contractor relating to companies actually or prospectively engaged in Client Business. Contractor shall not accept any non-Client related activities and engagements that are in competition or conflict with any Client Business that exists on the Effective Date. As used herein, “Client Business” means the development, marketing or sale of semiconductor products for server on a chip, embedded computing or connectivity applications. Subject to the foregoing, Client will not unreasonably withhold its consent for Contractor to serve on the Board of Directors of or otherwise provide services (as a consultant or employee) to third party companies engaged in Client Business.
5.    Scope of Work; Description of Projects:
During the Term, Contractor shall use commercially reasonable efforts to:
(i)    At Client’s request, advise and assist Client with respect to SEC Corp Fin and PCAOB compliance, investigation and disclosure matters.
(ii)    At Client’s request, advise and assist CEO and Controller with respect to accounting and audit matters and Audit Committee presentation and disclosure matters.
(iii)    At Client’s request, assist the CEO and CFO in streamlining APM finance department functions, strengthening the finance business team and improving finance department performance.
(iv)    At Client’s request, assist Client with respect to 1934 Act report preparation and filing.
(v)     At Client’s request, assist CEO and CFO with investor relations matters.
(vi)    At Client’s request, perform such other services as shall be mutually agreed upon by Contractor and Client during the remainder of the Term.

6.	Compensation package:
(i)    Vesting continuation during the Term of all time-based restricted stock unit (“RSU”) awards previously granted to Contractor during the term of his employment, in accordance with the terms and conditions of the applicable grant agreements and equity incentive plans, conditional on Contractor’s performance of services under this Agreement as of such vesting date and provided this Agreement is not terminated by either party prior to each such vesting date.
(ii)     Equity grant of Five Thousand (5,000) RSUs, which shall vest 100% on the first

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anniversary of the Effective Date, conditional on Contractor’s performance of services under this Agreement through such date and provided this Agreement is not terminated by either party prior to such date (except as provided in Section 7.1 of the Agreement).